UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):      October 27, 2005
FLORIDA CHOICE BANKSHARES, INC.
(Exact name of registrant as specified in charter)

Florida	N/A	20-1990219
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

18055 U.S. Highway 441, Mt. Dora, Florida	32757

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:   (352) 735-6161
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 27, 2005, Florida Choice Bankshares, Inc. (the “Company”) entered into an Agreement and Plan of Merger (“Agreement”) with Alabama National BanCorporation (“ANB”), which provides for the acquisition of the Company by ANB. Under the terms of the Agreement, shares of Company common stock will be converted into shares of ANB common stock and cash, subject to the stock and cash parameters and election and proration provisions of the Agreement. In addition, under the Agreement, all unexercised outstanding options to purchase Company common stock will either be automatically converted into options to purchase ANB common stock (with the number of ANB shares and the option exercise price adjusted as provided in the Agreement) or cancelled with the holder receiving cash in an amount as provided in the Agreement. The closing of the Acquisition is conditioned upon the holders of at least 90% of the outstanding options electing not to exercise such options prior to the closing and also to cancel their options in exchange for cash as provided in the Agreement. As discussed below, the directors of the Company and the Company’s subsidiary, Florida Choice Bank, have agreed to elect to cancel their options in exchange for cash as provided in the Agreement. The options held by these directors, along with options of certain non-director employees of Florida Choice Bank who have also elected to cancel their options for cash, represent more than 90% of the outstanding options of the Company.
     The Agreement contains representations and warranties that ANB and the Company made to each other. These representations and warranties were made as of specific dates, and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that ANB and the Company have exchanged in connection with signing the Agreement. While neither ANB nor the Company believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and the representations and warranties should not be relied upon by investors as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules may contain information that has been included in ANB’s or the Company’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Agreement, which subsequent information may or may not be fully reflected in each of ANB’s and the Company’s public disclosures. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and the merger that will be contained in, or incorporated by reference into, the Registration Statement on Form S-4 to be filed by ANB with the Securities and Exchange Commission (“SEC”) containing the proxy statement/prospectus for the shareholders of the Company.
     The closing of the acquisition is subject to a number of conditions, including receipt of prior approval from the bank regulatory agencies and approval of the Agreement by the shareholders of the Company. The board of directors of the Company has agreed to recommend approval of the merger to its shareholders, as well as to vote its shares for approval of the Agreement, subject to certain exceptions regarding alternative business combination transactions as described in the Agreement. The Agreement contains certain termination rights for both ANB and the Company, and further provides that, upon termination of the Agreement upon specified circumstances, the Company may be obligated to pay a termination fee of $3.0 million to ANB.
     As noted in the foregoing, each of the directors of the Company and Florida Choice Bank, the wholly owned subsidiary of the Company, have entered into agreements, pursuant to which, among other things, they have agreed to vote in favor of matters required for consummation of the merger. The agreements also provide that such directors shall elect to cancel their Company options and receive cash in exchange thereof, under the terms that are provided in the Agreement. The agreements also contain additional terms relating to ANB’s indemnification obligations. These agreements terminate upon certain events as described therein, including if the Agreement itself is terminated. The form of this agreement is attached as an exhibit to the Agreement.
     The foregoing description of the merger and the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 to this Form 8-K, and is incorporated into this report by reference. On October 27, 2005, ANB and the Company issued a joint press release announcing the signing of the Agreement. A copy of this joint press release is filed as Exhibit 99.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits
(a)	Financial statements of businesses acquired. None

(b)	Proforma financial Information. None.

(c)	Exhibits.

Schedules to the Agreement, which include lists of items required to be disclosed by, and exceptions to, the representations and warranties contained in the Agreement, have been omitted pursuant to Item 601(b)(2) of Regulation S-K, as promulgated by the SEC. Upon request, the Company will furnish supplementally to the SEC a copy of any omitted schedule.

Exhibit 2.1 — Agreement and Plan of Merger dated as of October 27, 2005 by and between Alabama National BanCorporation and Florida Choice Bankshares, Inc.

Exhibit 99.1 — Joint Press Release of Alabama National BanCorporation and Florida Choice Bankshares, Inc. dated October 27, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA CHOICE BANKSHARES, INC.
	By:	/s/ Kenneth E. LaRoe
Chairman and Chief Executive Officer
Date: October 27, 2005

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